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                                   EXHIBIT 12
                        COLUMBUS SOUTHERN POWER COMPANY
        Computation of Consolidated Ratios of Earnings to Fixed Charges
                       (in thousands except ratio data)
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                                                                  Year Ended December 31,
                                                     -----------------------------------------------
                                                       1995      1996       1997      1998      1999
Fixed Charges:
  Interest on First Mortgage Bonds. . . . . . . .     $66,811   $59,711    $55,156   $47,323   $43,207
  Interest on Other Long-term Debt. . . . . . . .       8,829    12,125     15,525    23,594    25,878
  Interest on Short-term Debt . . . . . . . . . .       1,328     2,400      5,104     3,493     2,460
  Miscellaneous Interest Charges. . . . . . . . .       4,657     4,374      4,729     4,459     4,659
  Estimated Interest Element in Lease Rentals . .       4,100   __4,600    __4,100     5,300     4,600
                                                      -------     -----      -----   -------   -------
       Total Fixed Charges. . . . . . . . . . . .     $85,725   $83,210    $84,614   $84,169   $80,804
                                                      =======   -------    =======   =======   =======

Earnings:
  Net Income. . . . . . . . . . . . . . . . . . .    $110,616  $107,108   $119,379  $133,044  $150,270
  Plus Federal Income Taxes . . . . . . . . . . .      58,648    60,302     69,760    71,202    82,686
  Plus State Income Taxes . . . . . . . . . . . .           7        11          6         3        89
  Plus Fixed Charges (as above) . . . . . . . . .      85,725  _ 83,210   _ 84,614    84,169    80,804
                                                     --------   -------    -------  --------  --------
       Total Earnings . . . . . . . . . . . . . .    $254,996  $250,631   $273,759  $288,418  $313,849
                                                     ========  --------   ========  ========  ========

Ratio of Earnings to Fixed Charges. . . . . . . .        2.97      3,01       3.23      3.42      3.88
                                                         ====      ====       ====      ====      ====
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